Exhibit 1

Media Relations Jorge Pérez +52(81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52(81) 8888-4256 ir@cemex.com	Analyst Relations Luis Garza +52(81) 8888-4136 ir@cemex.com

CEMEX ANNOUNCES SENIOR LEVEL

ORGANIZATIONAL CHANGES

MONTERREY, MEXICO, MAY 21, 2014 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today changes to its senior level organization, effective immediately.

CEMEX’s corporate staff functions, will now be organized in six Executive Vice-Presidencies, reporting to the CEO, and led by the following executives:

•	Jose Antonio Gonzalez has been appointed Executive Vice President of Finance (CFO), and will oversee Finance, Controllership, Taxes and Process Assessment.

•	Maher Al-Haffar, has been appointed Executive Vice President of Investor Relations, Corporate Communications and Public Affairs.

•	Juan Pablo San Agustin will continue as Executive Vice President of Strategic Planning and Business Development.

•	Luis Hernandez will continue as Executive Vice President of Organization and Human Resources. In addition to OHR, Security and Administrative Services, he will oversee Processes and IT, Innovation, Global Service Organization, Vendor Management Office, and Neoris.

•	Ramiro Villarreal has been appointed Executive Vice President of Legal, and will continue serving as Secretary of the Board of Directors.

•	Mauricio Doehner, has been appointed Executive Vice President of Corporate Affairs and Enterprise Risk Management.

The six operational Regional Presidencies will remain unchanged, and their respective heads will continue reporting directly to the CEO:

•	Juan Romero, President of CEMEX Mexico, who also oversees Global Technology.

•	Karl Watson, Jr., President of CEMEX USA.

•	Jaime Elizondo, President of CEMEX South America and Caribbean, who also oversees Global Procurement.

•	Ignacio Madridejos, President of CEMEX Northern Europe, who also oversees Global Energy and Sustainability.

•	Jaime Muguiro, President of CEMEX Mediterranean;

•	Joaquin Estrada, President of CEMEX Asia, who also oversees Global Trading.

CEMEX is a global building materials company that provides high-quality products and reliable service to customers and communities in more than 50 countries throughout the world. CEMEX has a rich history of improving the well-being of those it serves through its efforts to pursue innovative industry solutions and efficiency advancements and to promote a sustainable future.

For more information, please visit: www.cemex.com

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of CEMEX to be materially different from those expressed or implied in this release, including, among others, changes in general economic, political, governmental and business conditions globally and in the countries in which CEMEX does business, changes in interest rates, changes in inflation rates, changes in exchange rates, the level of construction generally, changes in cement demand and prices, changes in raw material and energy prices, changes in business strategy and various other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. CEMEX assumes no obligation to update or correct the information contained in this press release.

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